Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181088

PROSPECTUS

AIRCASTLE LIMITED

Offer to Exchange

$500 million aggregate principal amount of 6.75% Senior Notes due 2017

(CUSIP Nos. G0129K AC8 and 00928Q AD3)

for

$500 million aggregate principal amount of 6.75% Senior Notes due 2017

(CUSIP No. 00928Q AF8)

that have been registered under the Securities Act of 1933

AND

$300 million aggregate principal amount of 7.625% Senior Notes due 2020

(CUSIP Nos. G0129K AD6 and 00928Q AE1)

for

$300 million aggregate principal amount of 7.625% Senior Notes due 2020

(CUSIP No. 00928Q AG6)

that have been registered under the Securities Act of 1933

We are offering to exchange $500 million aggregate principal amount of 6.75% Senior Notes due 2017 (which we refer to as the “2017 old notes”) and $300 million aggregate principal amount of 7.625% Senior Notes due 2020 (which we refer to as the “2020 old notes” and together with the 2017 old notes, the “old notes”) for $500 million aggregate principal amount of 6.75% Senior Notes due 2017 (which we refer to as the “2017 new notes”) and $300 million aggregate principal amount of 7.625% Senior Notes due 2020 (which we refer to as the “2020 new notes” and together with the 2017 new notes, the “new notes”), respectively, which, in each case, have been registered under the Securities Act of 1933, as amended (the “Securities Act”). When we use the term “notes” in this prospectus, the term includes the old notes and the new notes. When we use the term “2017 notes” in this prospectus, the term includes the 2017 old notes and the 2017 new notes. When we use the term “2020 notes” in this prospectus, the term includes the 2020 old notes and the 2020 new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on June 6, 2012, unless we extend the exchange offer.

Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes of the corresponding series that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•

The terms of each series of new notes are substantially identical to those of the corresponding series of outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

•

The exchange of old notes for new notes of the corresponding series will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Material Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 9 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is May 7, 2012.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Aircastle Limited

c/o Aircastle Advisor LLC

300 First Stamford Place, 5th Floor

Stamford, CT 06902

(203) 504-1020

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the matters discussed in the section entitled “Risk Factors” and the detailed information and financial statements included elsewhere in this prospectus.

Unless the context suggests otherwise, references in this prospectus to “Aircastle,” the “Company,” “we,” “us,” and “our” refer to Aircastle Limited. and its consolidated subsidiaries. References in this prospectus to “Fortress” refer to Fortress Investment Group LLC. All amounts in this prospectus are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Our Company

We are a global company that acquires, leases, and sells high-utility commercial jet aircraft to passenger and cargo airlines throughout the world. High-utility aircraft are generally modern, operationally efficient jets with a large operator base and long useful lives. As of March 31, 2012, our aircraft portfolio consisted of 145 aircraft and we had 65 lessees located in 34 countries. Typically, our aircraft are subject to net operating leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs, although in a majority of cases, we are obligated to pay a portion of specified maintenance or modification costs. From time to time, we also make investments in other aviation assets, including debt investments secured by commercial jet aircraft. Our revenues and income from continuing operations for the three months ended March 31, 2012 were $164.9 million and $32.6 million, respectively. Our revenues and income from continuing operations for the year ended December 31, 2011 were $605.2 million and $124.3 million, respectively.

Our principal executive offices are located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. Our telephone number is (203) 504-1020. Our website address is www.aircastle.com. Information on, or accessible through, our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On April 4, 2012, Aircastle completed the private placement of $500,000,000 aggregate principal amount of 2017 old notes and $300,000,000 aggregate principal amount of 2020 old notes. As part of that offering, Aircastle entered into a registration rights agreement with the initial purchasers of the old notes, dated as of April 4, 2012, in which it agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for each series of old notes. Below is a summary of the exchange offer.

2017 Old Notes	$500 million aggregate principal amount of 6.75% Senior Notes due 2017.

2020 Old Notes	$300 million aggregate principal amount of 7.625% Senior Notes due 2020.

2017 New Notes	Up to $500 million aggregate principal amount of 6.75% Senior Notes due 2017, the issuance of which has been registered under the Securities Act. The form and terms of the 2017 new notes are identical in all material respects to those of the 2017 old notes, except that the transfer restrictions and registration rights relating to the 2017 old notes do not apply to the 2017 new notes.

2020 New Notes	Up to $300 million aggregate principal amount of 7.625% Senior Notes due 2020, the issuance of which has been registered under the Securities Act. The form and terms of the 2020 new notes are identical in all material respects to those of the 2020 old notes, except that the transfer restrictions and registration rights relating to the 2020 old notes do not apply to the 2020 new notes.

Exchange Offer for the 2017 Old Notes	We are offering to issue up to $500 million aggregate principal amount of the 2017 new notes in exchange for a like principal amount of the 2017 old notes to satisfy our obligations under the registration rights agreement that was executed when the 2017 old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. 2017 old notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $1,000. We will issue the 2017 new notes promptly after expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.” If all outstanding 2017 old notes are tendered for exchange, there will be $500,000,000 principal amount of 6.75% Senior Notes due 2017 (that have been registered under the Securities Act) outstanding after this exchange offer.

Exchange Offer for the 2020 Old Notes

We are offering to issue up to $300 million aggregate principal amount of the 2020 new notes in exchange for a like principal amount of the 2020 old notes to satisfy our obligations under the registration rights agreement that was executed when the 2020 old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities

Act. 2020 old notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $1,000. We will issue the 2020 new notes promptly after expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.” If all outstanding 2020 old notes are tendered for exchange, there will be $300,000,000 principal amount of 7.625% Senior Notes due 2020 (that have been registered under the Securities Act) outstanding after this exchange offer.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on June 6, 2012, unless extended by us. By tendering your old notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in a distribution of the new notes, as defined in the Securities Act;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on June 6, 2012. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Not Exchanging Your Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of the new notes may adversely affect the liquidity of your old notes. See “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Procedures for Tendering the Old Notes	You must do the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent,” or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Material Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on interpretations by the staff of the Securities and Exchange Commission (“SEC”) as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•

you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer; or

•	you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretations of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); or Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

SUMMARY DESCRIPTION OF THE NOTES

The terms of each series of new notes and those of the corresponding series of outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes. For a more detailed description of the new notes, see “Description of the Notes.”

Issuer	Aircastle Limited, a Bermuda exempted company.

Notes Offered	Up to $500 million aggregate principal amount of 6.75% Senior Notes due 2017 and up to $300 million aggregate principal amount of 7.625% Senior Notes due 2020.

Maturity Date	The 2017 new notes will mature on April 15, 2017 and the 2020 new notes will mature on April 15, 2020.

Interest Payment Dates	April 15 and October 15, commencing on October 15, 2012. Interest will accrue from April 4, 2012.

Ranking	The notes will be our general unsecured senior indebtedness, respectively, and will:

•

rank senior in right of payment to any of our existing and future senior subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

rank equally in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the new notes, including our previously issued $450 million aggregate principal amount of 9.75% Senior Notes due 2018 (the “existing notes”);

•

be effectively junior in right of payment to all of our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	not be guaranteed initially by any of our subsidiaries or any third party.

Optional Redemption	We may redeem each series of notes, in whole or in part, at any time at the applicable “make whole” redemption price, as described in the “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, at any time on or before April 15, 2015, we may redeem up to 35% of the aggregate principal amount of either series of notes using the net cash proceeds from certain equity offerings at the applicable redemption price specified for the applicable series of notes in the “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Repurchase at the Option of the Holders—Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness and issue disqualified stock or preference shares;

•	sell assets;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;

•	make certain investments;

•	guarantee other indebtedness without guaranteeing the notes offered hereby;

•	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into transactions with our affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.” Many of these covenants will cease to apply to a particular series of notes at all times after such series of notes are rated investment grade from both Moody’s Investor Service, Inc. and Standard & Poor’s.

No Established Trading Market	The new notes generally will be freely transferable but will also be new securities for which there is no established market. Accordingly, a liquid market for the notes may not develop or be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system.

Risk Factors	Tendering your old notes in the exchange offer involves risks. You should carefully consider the information in the sections entitled “Risk Factors” beginning on page 9 and all the other information included in this prospectus before tendering any old notes.

RISK FACTORS

You should carefully consider the following risk factors, as well as the risk factors discussed in Part I, Item 1A, “Risk Factors,” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Fiscal 2011 Form 10-K and subsequently filed Quarterly Reports on Form 10Q filed by us, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Risks Related to our Substantial Indebtedness

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of March 31, 2012, our total indebtedness was approximately $2.9 billion, which represented approximately 66.9% of our total capitalization. Our substantial amount of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness.

Our substantial indebtedness could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

The Indenture governing the notes contains a number of restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our shareholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, amalgamate, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions. The credit market turmoil could negatively impact our ability to obtain future financing or to refinance our outstanding indebtedness.

Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the Indenture governing our senior notes could result in a default under the Indenture, which could cause all of our existing indebtedness to be immediately due and payable. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these restrictions and covenants may also cause us to take actions that are not favorable to our shareholders and may make it more difficult for us to successfully execute our business plan and compete against companies that are not subject to such restrictions and covenants.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our securitizations and term financing facilities and our agreements governing our other debt, including the Indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our term financing facilities or from other sources in an amount sufficient to pay our debt, including the notes, or to fund our dividends and other liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance the notes or our other indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the Indenture governing the notes and existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the Indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Notes—Certain Covenants.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the new notes and existing notes when due.

Each of our securitization transactions provides excess cash flow to us only during the initial five years after the closing of such transaction. Since June 2011, all cash flows available after expenses and interest for our $560.0 million securitization transaction comprised of 40 aircraft and related leases (“Securitization No. 1”) are applied to debt amortization and we do not receive any excess cash flow from the aircraft financed thereunder. Similarly, all cash flows available after expenses and interest will be applied to debt amortization if the relevant debt is not refinanced by June 2012, for our $1.17 billion securitization transaction comprised of 59 aircraft and related leases (“Securitization No. 2”). If we do not refinance Securitization No. 2 prior to the fifth anniversary of its closing, we would not receive any excess cash flow from the aircraft financed thereunder.

The provisions of our securitizations, term financings and export credit agency (“ECA”) term financings require us to comply with one or more of loan to value, debt service coverage, minimum net worth and/or interest coverage ratios or tests in order to continue to have access to the cash flow generated by the aircraft subject to those financings. Our compliance with these ratios or tests depends upon, among other things, the timely receipt of lease payments from our lessees, upon our overall financial performance and/or upon the appraised value of the aircraft securing the relevant financing. Under our securitizations, if debt service coverage ratio requirements are not met on two consecutive monthly payment dates in the fourth and fifth year following the closing date of the applicable securitization and in any month following the fifth anniversary of the closing date, all excess securitization cash flow is required to be used to reduce the principal balance of the indebtedness of the applicable securitization and will not be available to us for other purposes. Our term financings contain loan to value and debt service coverage or interest coverage tests. Under certain circumstances, if we fail these tests, excess cash flow could be applied to pay down principal. Our ECA term financings contain a $500 million minimum net worth covenant and also contain, among other customary provisions, a material adverse change default and cross-default to other ECA- or Export-Import Bank of the United States-supported financings or our other recourse financings.

Despite our substantial indebtedness, we or our subsidiaries may still be able to incur significantly more debt, which could exacerbate the risks associated with our substantial indebtedness.

We or our subsidiaries may be able to incur additional indebtedness in the future. The terms of our securitizations, term financing facilities and the Indenture governing the notes allow us to incur substantial amounts of additional debt, subject to certain limitations. As of March 31, 2012, we also had $50.0 million of borrowings available under our revolving credit facility. We regularly consider market conditions and the ability to incur indebtedness, to either refinance existing indebtedness and/or for working capital. If additional indebtedness is added to our current debt levels, the related risks we could face would be magnified.

The agreements governing our debt, including the notes and our securitizations and term financing facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The agreements governing our debt, including our securitizations, term financing facilities and the Indenture governing the notes, impose operating and financial restrictions on our activities. These restrictions include compliance with or maintenance of certain financial tests and ratios, including net worth covenants and the maintenance of loan to value and interest coverage ratios, and limit or prohibit our ability to, among other things:

•	incur or guarantee additional indebtedness and issue disqualified stock or preference shares;

•	sell assets;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;

•	make certain investments;

•	guarantee other indebtedness without guaranteeing the notes offered hereby;

•	consolidate, amalgamate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, amalgamation, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements would result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit debt holders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might have insufficient funds or other resources to satisfy all our obligations, including our obligations under each series of notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Risks Related to Our Notes

The notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries’ assets.

Since none of our subsidiaries currently guarantee the notes, creditors of our subsidiaries have a prior claim, ahead of the holders of notes, on the assets of those subsidiaries. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds, even before taking account of our senior debt, to satisfy claims of noteholders.

The repayment of the notes effectively will be subordinated to substantially all of our existing and future secured debt and the existing and future secured debt of our subsidiaries.

The notes are unsecured obligations. The notes, and any other unsecured debt securities issued by us, effectively will be junior in right of payment to all of our secured indebtedness. In the event of our bankruptcy, or the bankruptcy of our subsidiaries or special purpose vehicles, holders of any secured indebtedness of ours or our subsidiaries will have claims that are prior to the claims of any debt securities issued by us with respect to the value of the assets securing our other indebtedness. As of March 31, 2012, the aggregate carrying value of our and our subsidiaries’ indebtedness was approximately $2.9 billion.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness or our other indebtedness, including each series of notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of each series of notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionally less than the holders of secured indebtedness.

We may be unable to repay or repurchase the notes at maturity.

At the applicable maturity, the entire outstanding principal amount of the applicable series of notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the applicable maturity date other arrangements prohibit us from repaying the applicable series of notes, we could try to obtain waivers of such prohibitions under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the applicable series of notes.

Unrestricted subsidiaries generally will not be subject to any of the covenants in the Indenture and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Subject to compliance with the restrictive covenants contained in the Indenture governing the notes, we will be permitted to designate certain of our subsidiaries as unrestricted subsidiaries. If we designate a subsidiary as an unrestricted subsidiary for purposes of the Indenture governing the notes, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. Unrestricted subsidiaries will generally not be subject to the covenants under the Indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes, subordinate claims in respect of the notes and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if (1) we issued the notes with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (2) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital to carry on business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay such debts as they mature.

Claims described under subparagraph (1) above are generally described as intentional fraudulent conveyances, while those under subparagraph (2) above are constructive fraudulent conveyances. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied. To the extent that the fraudulent conveyance analysis turns on insolvency, as with a constructive fraudulent conveyance, the insolvency determination is an intensely factual one, which is supposed to be conducted based on current conditions rather than with the benefit of hindsight. Generally an entity would be considered insolvent if, at the time it incurred indebtedness, insolvency was present based on one of three alternative tests described above. For purposes of evaluating solvency under the first of these tests, a court would evaluate whether the sum of an entity’s debts, including contingent liabilities in light of the probabilities of their incurrence, was greater than the fair saleable value of all its assets.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or subordinate the notes to presently existing and future indebtedness of us, or require the holders of the notes to repay any amounts received with respect to such notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

We may not be able to repurchase the notes upon a Change of Control.

Upon the occurrence of a Change of Control, as defined in “Description of the Notes—Certain Definitions”, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under the instruments governing our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the notes.

In addition, the change of control provisions in the Indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the Indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the Indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the Indenture, we are not required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Risks Related to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. In addition, if a large number of old notes are exchanged for new notes and there is only small amount of old notes outstanding, there may not be an active market in the old notes, which may adversely affect the market price and liquidity of the old notes. For further information regarding the consequences of tendering or not tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

An active trading market for the new notes may not develop.

The new notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the new notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if it develops, that such market will be sustained as to the liquidity of any market. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. In addition, the liquidity of the trading market in the new notes, if it develops, and the market price quoted for the new notes, may be adversely affected by changes in interest rates in the market for high yield securities and by changes in our financial performance or prospects, or the prospects for companies in our industry.

You may not be able to resell notes you receive in the exchange offer without registering those notes or delivering a prospectus.

Based on interpretations by the staff of the SEC in no-action letters, we believe, with respect to notes issued in the exchange offer, that:

•	holders who are not “affiliates” of the Company within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their notes in the ordinary course of business; and

•

holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the staff of the SEC in no-action letters, and would have to register the notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the exchange offer in order not to be deemed an underwriter.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Ratio of earnings to fixed charges	1.96x	1.53x	1.63x	1.37x	1.58x	1.92x	1.67x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of income data for the years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from the audited consolidated financial statements not included or incorporated by reference herein. The consolidated statement of income data for the three months ended March 31, 2012 and 2011 and the consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The consolidated balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements not included or incorporated by reference herein.

The selected historical consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Fiscal 2011 Form 10-K and the unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Fiscal 2012 First Quarter Form 10-Q, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.” Our audited consolidated financial information may not be indicative of our future performance.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(Dollars in thousands, except per share amounts)
Selected Financial Data:
Consolidated Statements of Operation:
Total revenues	$381,091	$582,587	$570,585	$527,710	$605,197	$157,914	$164,915
Selling, general and administrative expenses	39,040	46,806	46,016	45,774	45,953	12,531	13,198
Depreciation	126,403	201,759	209,481	220,476	242,103	59,591	64,514
Interest, net	92,660	203,529	169,810	178,262	204,150	45,619	48,981
Income from continuing operations	114,403	115,291	102,492	65,816	124,270	42,677	32,602
Discontinued operations	12,941	—	—	—	—	—	—
Net income	127,344	115,291	102,492	65,816	124,270	42,677	32,602
Earnings per common share—Basic:
Income from continuing operations	$1.68	$1.47	$1.29	$0.83	$1.64	$0.54	$0.45
Earnings from discontinued operations	$0.19	—	—	—	—	—	—
Net income	$1.87	$1.47	$1.29	$0.83	$1.64	$0.54	$0.45
Earnings per common share—Diluted:
Income from continuing operations	$1.68	$1.47	$1.29	$0.83	$1.64	$0.54	$0.45
Earnings from discontinued operations	$0.19	—	—	—	—	—	—
Net income	$1.87	$1.47	$1.29	$0.83	$1.64	$0.54	$0.45
Cash dividends declared per share	$2.45	$0.85	$0.40	$0.40	$0.50	$0.10	$0.15
Consolidated Balance Sheet Data:
Cash and cash equivalents	$13,546	$80,947	$142,666	$239,957	$295,522	$240,275	$256,670
Flight equipment held for lease, net of accumulated depreciation	3,807,116	3,837,543	3,812,970	4,065,780	4,387,986	4,120,309	4,386,010
Total assets	4,427,642	4,251,572	4,454,512	4,859,059	5,224,459	4,882,701	5,146,538
Borrowings under credit facilities	798,186	—	—	—	—	—	—
Borrowings under securitizations and term debt financings	1,677,736	2,476,296	2,464,560	2,707,958	2,986,516	2,748,906	2,923,230
Shareholders’ equity	1,294,577	1,112,166	1,291,237	1,342,718	1,404,608	1,386,388	1,446,606
Other Data:
Number of Aircraft (at the end of period)	133	130	129	136	144	134	145
Total debt to total capitalization	66.3%	69.0%	65.6%	66.9%	68.0%	66.5%	66.9%

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on June 6, 2012. However, if we, in our sole discretion, extend the period of time during which the exchange offer is open, the term “expiration date” shall mean the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $500 million aggregate principal amount of 2017 old notes are outstanding and $300 million aggregate principal amount of 2020 old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in minimum denominations of principal amount of $2,000 and integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name(s) of the registered holder(s) that appear on the old notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue new notes of the corresponding series promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note of the corresponding series in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are tendered for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned to the holder without cost to such holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedure described above, such unaccepted or non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn (including the principal amount of such old notes).

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

•

seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer; or

•

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	there has occurred:

•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

•

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

8:30 a.m. on the Expiration Date:

Wells Fargo Bank, National Association

625 Marquette Avenue, 11th Floor

MAC-N9311-115

Minneapolis, MN 55479

Attention: James Leathers

For Information Call:

(612) 667-8181

By Facsimile Transmission

(for Eligible Institutions only):

(612) 667-9825

Confirm by Telephone:

(612) 667-8181

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer,

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NOTES

The Company will issue the new notes in two separate series, as described below, under the Indenture, dated as of April 4, 2012 (the “Indenture”), between Aircastle Limited, as Issuer, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) for both series of notes. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act,” or “TIA”). The terms of each series of notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following is a summary of the material terms and provisions of each series of notes and the Indenture. The following summary does not purport to be a complete description of each series of notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the new notes. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” For purposes of this summary, the term “Issuer” refers only to Aircastle Limited, and not to any of its Subsidiaries.

Brief Description of the Notes

The notes will be:

•	general senior obligations of the Issuer;

•	pari passu in right of payment with any existing and future senior Indebtedness of the Issuer and each series is pari passu with the other;

•	senior in right of payment to any Subordinated Indebtedness of the Issuer; and

•	structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer.

Without limitation on the generality of the foregoing, the notes will be effectively subordinated to secured Indebtedness and other obligations of the Issuer to the extent of the value of the assets securing such Indebtedness and other obligations. In the event of the Issuer’s bankruptcy, liquidation, reorganization or other winding up, the Issuer’s assets that secure such secured Indebtedness and other obligations will be available to pay obligations on the notes only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

The notes will not be guaranteed initially by any Subsidiary of the Issuer. The notes will be structurally subordinated to all liabilities and obligations of our Subsidiaries. Claims of creditors of our Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred shareholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuer, including Holders of the notes.

As of the date of the Indenture, all of the Issuer’s subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted Payments,” the Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Company is offering to issue up to $500,000,000 million aggregate principal amount of 2017 new notes and up to $300,000,000 million aggregate principal amount of 2020 new notes in exchange for a like principal amount of the 2017 old notes and 2020 old notes, respectively. The 2017 notes will mature on April 15, 2017 and the 2020 notes will mature on April 15, 2020. The Issuer may issue additional notes of either series from time to time after this offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness

and Issuance of Disqualified Stock and Preferred Stock.” The notes of a particular series and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued and references to any particular series of notes for purposes of the Indenture and this “Description of the Notes” include any Additional Notes of such series. The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest on the 2017 notes will accrue at the rate of 6.75% per annum and interest on the 2020 notes will accrue at the rate of 7.625% per annum. Interest on the notes will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2012 to Holders of record on the immediately preceding April 1 and October 1. Interest on the notes will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from the date of issuance of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Additional Amounts

Under current Bermuda law, no withholding tax will be imposed upon payments on the notes or the Note Guarantees, if any. If the Issuer (or a Guarantor, if any) or other applicable withholding agent is required by law to deduct or withhold taxes imposed by Bermuda or another Relevant Tax Jurisdiction on payments to Holders, however, it will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Bermuda, or another jurisdiction in which the Issuer or a Guarantor, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes or the Note Guarantees.

The Issuer (or a Guarantor) will pay to any Holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount received by the beneficial owner on that note or the Note Guarantee will not be less than the amount provided for in that note or Note Guarantee. “Net payment” refers to the amount the Issuer or its paying agent pays the Holder after deduction or withholding by the applicable withholding agent of an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and Guarantors) will also indemnify and reimburse Holders for:

•

taxes (including any interest, penalties and related expenses) imposed on the Holders (or if a Holder is not the beneficial owner, the beneficial owner) by a Relevant Tax Jurisdiction if and to the same extent that a Holder would have been entitled to receive additional amounts if the Issuer (or a Guarantor) or other applicable withholding agent had been required to deduct or withhold those taxes from payments on the notes or the Note Guarantees; and

•

stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or the Note Guarantees or other related documents and obligations.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or a Guarantor) will not pay additional amounts to any Holder for or on account of any of the following:

•

any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the Relevant Tax Jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note or the Note Guarantees);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed solely because the Holder (or if the Holder is not the beneficial owner, the beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or any beneficial owner of the note or the Note Guarantees, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to an exemption from the tax, assessment or other governmental charge for which such Holder is eligible and the Issuer has given the Holders at least 60 days’ notice that Holders will be required to provide such information and identification;

•

any tax, assessment or other governmental charge with respect to a note or a Note Guarantee presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

•

any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Payments

Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes of either series represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the trustee maintained for such purpose.

Ranking

The Indebtedness evidenced by the notes will be senior Indebtedness of the Issuer, and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and each series of notes will rank pari passu with the other. The Indebtedness evidenced by the notes will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer.

All of the operations of the Issuer are conducted through its Subsidiaries. Claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the Holders of the notes. The notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred shareholders (if any) of the Subsidiaries of the Issuer.

Although the Indenture limits the incurrence of Indebtedness by certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Note Guarantees

The notes will not be guaranteed by any of our subsidiaries or any third party.

From and after the Issue Date, the Issuer will not cause or permit any of its Restricted Subsidiaries (other than a Guarantor), directly or indirectly, to guarantee any Indebtedness of the Issuer or any other Guarantor unless, such Restricted Subsidiary:

(1) within 5 Business Days of the date on which it guarantees Indebtedness of the Issuer or any Guarantor executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee (each, a “Note Guarantee”) all of the Issuer’s obligations under the notes and the Indenture and other terms contained in the applicable supplemental indenture and subject to the conditions contained in such supplemental indenture; and

(2) delivers to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture and Note Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until such Note Guarantee is released in accordance with the provisions of the Indenture. In the event of a sale or other transfer or disposition of all of the Capital Stock in any Guarantor to any Person that is not an Affiliate of the Issuer in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Stock of a Guarantor are sold or otherwise transferred, by way of amalgamation, merger, consolidation or otherwise, to a Person that is not an Affiliate of the Issuer in compliance with the terms of the Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a supplemental indenture, written instrument or confirmation executed by the Trustee, upon request; provided, however that the Issuer delivers an Officers’ Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with the “Asset Sales” covenant and, if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an opinion of counsel. The Issuer may cause any other Subsidiary of the Issuer to issue a Note Guarantee and become a Guarantor.

Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes, but the Issuer may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders.”

Optional Redemption

2017 Notes

Prior to April 15, 2015, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of 2017 notes issued under the Indenture at a redemption price equal to 106.75% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer; provided that at least 65% of the sum of the aggregate principal amount of 2017 notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

The Issuer may also redeem all or a part of the 2017 notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, at a redemption price equal to the greater of (a) 100% of the principal amount of 2017 notes redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2017 notes from the Redemption Date to, but not including, the maturity date of the 2017 notes (computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points), plus accrued and unpaid interest to, but not including, the Redemption Date.

The Trustee shall select the 2017 notes to be purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuer’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

2020 Notes

Prior to April 15, 2015, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of 2020 notes issued under the Indenture at a redemption price equal to 107.625 % of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer; provided that at least 65% of the sum of the aggregate principal amount of 2020 notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

The Issuer may also redeem all or a part of the 2020 notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, at a redemption price equal to the greater of (a) 100% of the principal amount of 2020 notes redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 notes from the Redemption Date to, but not including, the maturity date of the 2020 notes (computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points), plus accrued and unpaid interest to, but not including, the Redemption Date.

The Trustee shall select the 2020 notes to be purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuer’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem either series of notes in whole if at any time it becomes obligated to pay additional amounts on such series of notes on the next interest payment date with respect to such notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective and is announced after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date) and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems either series of notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of notes of such series redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem either series of notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the Holders of such series of notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem either series of notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

In addition to the Issuer’s rights to redeem notes as set forth above, the Issuer may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.

Repurchase at the Option of Holders

Change of Control

Each series of Notes provides that if a Change of Control occurs, the Issuer will make an offer to purchase all of the notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record of such series of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of the applicable series of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of control,” and that all notes of the applicable series properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any note of the applicable series not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Issuer defaults in the payment of the Change of Control Payment, all notes of the applicable series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(5) Holders electing to have any notes of the applicable series purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered notes of the applicable series and their election to require the Issuer to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the applicable series of notes, the principal amount of notes of such series tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased;

(7) if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8) that Holders whose notes of the applicable series are being purchased only in part will be issued new notes of such series equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and the Issuer makes an offer to purchase all of the notes of a particular series pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes of such series through the facilities of DTC, subject to its rules and regulations.

We will not be required to make a Change of Control Offer with respect to a particular series of notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes of such series validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to such series pursuant to the indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

The Issuer will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of either series of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date with respect to a particular series of notes, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes of the applicable series or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes of the applicable series or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes of the applicable series so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The paying agent will promptly mail to each Holder of the notes of the applicable series the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note of such series equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of each series of notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of

Control purchase feature is a result of negotiations between the initial purchasers of the notes and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived with respect to a particular series of notes only with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in a highly levered transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has with respect to a particular series of notes occurred and whether a Holder of such series of notes may require the Issuer to make an offer to repurchase the notes as described above. In a recent decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

The existence of a Holder’s right to require the Issuer to repurchase such Holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes of a particular series as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such series of notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

Within 365 days after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to make one or more offers to the Holders of the notes of both series (and, at the option of the Issuer, the holders of other senior Indebtedness) to purchase notes of each series (and such senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness; provided further that if the Issuer or such Restricted Subsidiary shall so reduce any senior Indebtedness (other than the notes), the Issuer will equally and ratably reduce Indebtedness under the notes by making an offer to all Holders of notes of both series to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;

(2) to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-term assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to reduce Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Issuer shall constitute a reduction in such Indebtedness.

Any Net Proceeds that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 635 days after receipt by the Issuer or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an Asset Sale Offer to all Holders of the notes of both series, and, if required by the terms of any senior Indebtedness, to the holders of such senior Indebtedness, to purchase the maximum principal amount of notes and such other senior Indebtedness, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceed exceeds $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes of each series and such senior Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes of such series or such senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale may be used by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(a) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s most recent internally available balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary other than liabilities that are by their terms subordinated to the notes;

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash

Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If less than all of the notes of a particular series are to be redeemed at any time, selection of such notes for redemption, will be made by the Trustee in compliance with the requirements of the principal national securities exchange and DTC procedures, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder’s registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the notes of a particular series have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) with respect to such series of notes, the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”) with respect to such series of notes:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”; and

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to a particular series of notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to a particular series of notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to such series of notes with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero with respect to the applicable series of notes. During the Suspension Period no additional subsidiary may be designated an Unrestricted Subsidiary unless such designation would have been permitted if the covenant described under the caption “Limitation on Restricted Payments” had been in effect at all times during the Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indentures with respect to notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the notes of either series will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any amalgamation, merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (14) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately preceding the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(x) Equity Interests of the Issuer, excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to members of management, directors or consultants of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph; and (B) Designated Preferred Stock; or

(y) debt securities, Designated Preferred Stock or Disqualified Stock of the Issuer or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted or exchanged debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries in each case after the Issue Date; or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (8) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Issue Date; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (6) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the applicable series of notes, and

(C) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes of the applicable series then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (C)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the applicable series of notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);

(3) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $5 million, plus in calendar year 2012 an amount up to $5 million that was unused in calendar year 2011 under the same clause (3) contained in the indenture governing the existing notes, (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer, any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (3);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) above in any calendar year;

(4) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(5) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date; provided that the aggregate amount of dividends paid pursuant to this clause (5) shall not exceed the aggregate amount of cash actually received by the Issuer from the sale of such Designated Preferred Stock; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(6) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed $50 million and 1.0% of Total Assets at the time of such investment; provided, that the dollar amount of Investments made pursuant to this clause (6) may be reduced by the Fair Market Value of the proceeds received by the Issuer and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) Restricted Payments that are made with Excluded Contributions;

(9) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $100 million;

(10) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(11) the purchase by the Issuer of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(12) distributions or payments of Receivables Fees;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and with respect to the notes of a particular series, all notes of such series tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(14) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer (“Retired Capital Stock”), the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (6), (9) and (14), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the new notes, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (6), (8) or (9) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the incurrence of Indebtedness of the Issuer or any of the Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $250 million pursuant to this clause (a);

(b) the incurrence by the Issuer of Indebtedness represented by the notes (other than any Additional Notes);

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $50 million and (y) 1% of Total Assets;

(e) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, any such Indebtedness is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

(h) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (h);

(i) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (i);

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

(A) interest rate risk; or

(B) exchange rate risk with respect to any currency exchange; or

(C) commodity risk; or

(D) any combination of the foregoing;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of:

(x) the greater of (1) $125.0 million and (2) 3.0% of Total Assets; and

(y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

(m) (1) any guarantee by the Issuer of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Issuer or such other Restricted Subsidiary is permitted under the terms of the Indenture;

(n) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (n) and clauses (o) and (q) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) except in the case of Indebtedness incurred pursuant to clause (q) below or any Refinancing Indebtedness of such Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes of the applicable series then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (n)(1)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the applicable series of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);

(2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(3) shall not include

(x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer; or

(y) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(o) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or amalgamated or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, amalgamation or merger;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(q) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by the Issuer or any of its Restricted Subsidiaries, relating to the purchase, lease, acquisition, improvement or modification of any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as the amount of such indebtedness does not exceed the purchase price of such aircraft and any improvements or modifications thereto and is incurred not later than 270 days after the date of such purchase, lease, acquisition, improvement or modification;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(s) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (s) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Issuer may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer unless such Indebtedness is expressly subordinated in right of payment to each series of notes to the extent in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer shall not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Issuer or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (i) the notes of each series are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, amalgamate or merge into or transfer all or part of its properties and assets to the Issuer; and

(b) the Issuer may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in any Permitted Jurisdiction so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(b) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, a copy of a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(4) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Issuer in good faith));

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the date of the indenture (as determined by the Board of Directors of the Issuer in good faith);

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of the Issuer in good faith);

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate of the Issuer;

(10) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Issuer;

(11) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Issuer or Subsidiary participating in such joint ventures than they are to other joint venture partners;

(12) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14) the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2.0 million.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date;

(2) the Indenture and the notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(10) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(11) any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred by such Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred;

(12) any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” which encumbrances or restrictions are, in the good faith judgment of the Issuer’s Board of Directors not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Issuer determines, at the time of such financing, will not materially impair the Issuer’s ability to make payments as required under the Notes;

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Indenture requires the Issuer to file with the Commission (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

(a) within 90 days (or any time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer) plus any grace period provided by Rule 12b-25 under the Exchange Act, after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within 45 days (or any time period then in effect under the rules and regulations of the Exchange Act) plus any grace period provided by Rule 12b-25 under the Exchange Act, after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d) any other information, documents and other reports which the Issuer would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the Commission, if it were subject to Section 13 or 15(d) of the Exchange Act.

Events of Default and Remedies

The following events constitute “Events of Default” with respect to the notes of a particular series under the Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes of such series issued under the Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes of such series issued under the Indenture;

(3) failure by the Issuer for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the notes of such series then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture or the notes of such series;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(A) such default either:

•	results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

•

relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary.

If any Event of Default (other than of a type specified in clause (6) above) with respect to the notes of a particular series occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes of such series issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes of such series issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes of both series will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes of a particular series issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of a particular series of notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest on that series of notes, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes of either series if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes of a particular series issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default with respect to the notes of such series and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above with respect to the notes of a particular series, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of such series of notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer shall have any liability for any obligations of the Issuer under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer under the Indenture with respect to the notes of a particular series will terminate (other than certain obligations) and will be released upon payment in full of all of the notes of such series issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes of a particular series issued under the Indenture (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of notes of such series issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

(2) the Issuer’s obligations with respect to notes of such series issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture as they relate to either series of notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes of either series issued under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes of such series issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes of such series;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes of such series, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to the outstanding notes of such series (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which, the Issuer is a party or by which the Issuer is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged with respect to the notes of a particular series and will cease to be of further effect as to notes of such series issued thereunder, when either

(a) all notes of such series theretofore authenticated and delivered, except lost stolen or destroyed notes which have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all notes of such series not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default with respect to the outstanding notes of such series (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture with respect to the notes of such series; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for each series of notes in the Borough of Manhattan, City of New York. The initial paying agent for each series of notes will be the Trustee.

The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the Indenture and the notes of any series issued thereunder may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series, and any existing Default or Event of Default or compliance with any provision of the Indenture with respect to a particular series of notes or the notes of such series issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes of such series issued under the Indenture, other than notes of such series beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to a particular series of notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of notes of such series whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any note of such series or alter or waive the provisions with respect to the redemption of the notes of such series (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any note of such series,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes of such series issued under the Indenture, except a rescission of acceleration of the notes of such series by the Holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture which cannot be amended or modified without the consent of all Holders,

(5) make any note of such series payable in money other than that stated in the notes of such series,

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes of such series,

(7) make any change in these amendment and waiver provisions with respect to the notes of such series,

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes of such series, or

(9) make any change to or modify the ranking of the notes of such series that would adversely affect the Holders of such series.

Notwithstanding the foregoing, without the consent of any Holder of any series, the Issuer, and the Trustee may amend or supplement the Indenture, or the notes of either series:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to amalgamations, mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes of either series or private exchange notes of either series, which are identical to exchange notes except that they are not freely transferable;

(10) to add guarantees of the notes under the Indenture in accordance with the terms of the Indenture; or

(11) to conform the text of the Indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes of either series issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture is and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aircraft Finance Subsidiary” means (a) Aircastle Advisor LLC, AYR Freighter LLC, Enterprise Aircraft Leasing (France) SARL, Really Useful Aircraft Leasing (Ireland) 1 Limited, Aircastle Bermuda Holding Limited, ACS Aircraft Finance (Bermuda) Limited, ACS 2007-1 Limited, ACS 2008-1 Limited, GAP Investment 21 LLC, GAP Investment 24 LLC, GAP Investment 25 LLC, GAP Investment 26 LLC, Aircastle Ireland Holding Limited, ACS Aircraft Finance (Ireland) plc, ACS Aircraft Finance Ireland 2 Limited, ACS Aircraft Finance Ireland 3 Limited, Aircraft MSN 35299 LLC, Aircraft MSN 48778 LLC, Aircraft MSN 48779 LLC, Really Useful Aircraft Leasing (Ireland) 2 Limited, Really Useful Aircraft Leasing (Ireland) 3 Limited, Sulaco Aircraft Leasing (Ireland) Limited, Thunderbird 1 Leasing Limited, Thunderbird 2 Leasing Limited, Thunderbird

3 Leasing Limited and Thunderbird 4 Leasing Limited and each Subsidiary of any of any of the foregoing entities and (b) any other special purpose Subsidiary that facilitates the acquisition, ownership, leasing or financing of aircraft or any parts relating to aircraft, including any securitization financing in connection therewith.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) in each case, other than:

(a) a disposition of Cash Equivalents or dispositions of any surplus, obsolete, damaged or worn out assets in the ordinary course of business, or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease or license of any real or personal property, including any aircraft, and any disposition in accordance with the terms of such lease, in each case in the ordinary course of business;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);

(i) foreclosures on assets;

(j) (i) sales of accounts receivable, or participations therein, in connection with the Credit Facilities or any Receivables Facility and (ii) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;

(k) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;

(l) the creation of a Lien; and

(m) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company, and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1) United States dollars,

(2) pounds sterling,

(3) (a) euro, or any national currency of any participating member state in the European Union,

(b) Canadian dollars, or

(c) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

(9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer, as the case may be (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (who cannot include persons not elected by or recommended for election by the then-incumbent Board of Directors unless such Board of Directors determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer, or the applicable surviving or transferee Person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Issuer, or the applicable surviving or transferee Person or (ii) to an amalgamation or a merger of the Issuer with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Issuer’s obligations under the applicable series of notes and the Indenture; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Issuer.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of net lease discounts and lease incentives, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Issue Date of Hedging Obligations), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and any expensing of other financing fees), and

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer, one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated

Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred shares of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of the Issuer on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the applicable series of notes or the date such series of notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication)

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Issue Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

(f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus

(i) foreign exchange loss (or minus any gain) on debt, plus

(j) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates, in an aggregate amount not to exceed $2 million per annum plus

(k) expenses related to the implementation of an enterprise resource planning system, less

(l) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Issuer (excluding Disqualified Stock), other than

(a) public offerings with respect to the Issuer’s common stock registered on Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) any sales to the Issuer or any of its Subsidiaries.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president or the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Restricted Subsidiary” means any Restricted Subsidiary that has total assets having a Fair Market Value in an amount not to exceed $100,000 on an individual basis and $1,000,000 in the aggregate for all such Restricted Subsidiaries that are Excluded Restricted Subsidiaries.

“Existing Indebtedness” means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Issuer or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was amalgamated or merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of

GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of notes.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a holder of the notes.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(1) in respect of borrowed money,

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(4) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Issue Date” means April 4, 2012.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Issuer or any Subsidiary of the Issuer at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture required (other than required by clause (1) of the second paragraph of clause (a) “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means the collective reference to the Sponsor, its Affiliates and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(a) any Investment in the Issuer or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Issuer or any Restricted Subsidiary:

(1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable; or

(2) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) any Investments in Hedging Obligations entered into in the ordinary course of business;

(i) loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(j) any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) Investments the payment for which consists of Equity Interests of the Issuer (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(l) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants- Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(m) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates”;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) repurchases of any series of notes;

(p) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(q) any Investment in a Person (other than the Issuer or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

(r) endorsements for collection or deposit in the ordinary course of business; and

(s) Investments relating to any special purpose wholly-owned subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, Bermuda, the Cayman Islands, Switzerland, Ireland, Singapore, or the Marshall Islands.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with

Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens existing on the Issue Date;

(7) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the issuer or any Restricted Subsidiary;

(8) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of an amalgamation or a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the issuer or any Restricted Subsidiary;

(9) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien;

(11) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases and subleases of real property granted to others in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens in favor of the Issuer;

(15) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(16) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (26) and (27); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (26) and (27) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and Holders thereof than the original Liens and the related Indebtedness;

(18) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50.0 million;

(19) Licenses or sublicenses in the ordinary course of business;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(26) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed, purchased, constructed or improved; and

(27) Liens securing Indebtedness permitted to be incurred pursuant to clause (q) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed and any Capital Stock of any related Aircraft Financing Subsidiary.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Issuer may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on a particular series of notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s Ratings Group.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means Fortress Investment Group LLC.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the applicable maturity date; provided, however, that if the period from the redemption date to the applicable maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b) such designation complies with the covenants described under “—Certain Covenants— Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 6, 2012, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the completion of this exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.

EXPERTS

The consolidated financial statements of Aircastle Limited appearing in Aircastle Limited’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of Aircastle Limited’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this report. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, significant capital markets disruption and volatility and the significant contraction in the availability of bank financing, which may adversely affect our continued ability to obtain additional capital to finance our working capital needs; volatility in the value of our aircraft or in appraisals thereof, which may, among other things, result in increased principal payments under our term financings and reduce our cash flow available for investment or dividends; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions or unavailability of capital caused by political unrest in North Africa, the Middle East or elsewhere, uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other factors described in the section entitled “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Aircastle Limited.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and any prospectus supplement, and information filed with the SEC subsequent to this prospectus and prior to the termination of the offering will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012;

•	Our Current Reports on Form 8-K, filed with the SEC on January 23, 2012, March 8, 2012 and April 5, 2012;

•	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 13, 2012; and

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 as filed with the SEC on May 3, 2012.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus. We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the exchange offer expires or is otherwise terminated. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (in each case, other than the portions of those documents not deemed to be filed). We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

PROSPECTUS

May 7, 2012